EXHIBIT 99.1

SJW GROUP ANNOUNCES 2017 SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 26, 2017 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2017. SJW Group net income was $18.7 million for the quarter ended June 30, 2017, compared to $16.8 million for the same period in 2016. Diluted earnings per share were $0.90 and $0.82 for the quarters ended June 30, 2017 and 2016, respectively.

Operating revenue was $102.1 million for the quarter ended June 30, 2017 compared to $86.9 million in the same period in 2016. The $15.2 million increase in revenue was primarily attributable to $15.0 million in cumulative rate increases, $4.7 million in higher revenue recorded in our Water Conservation Memorandum Account ("WCMA"), $3.2 million in higher customer usage, and a $1.1 million change in the net recognition of certain other balancing and memorandum accounts. These increases were partially offset by $8.8 million in true-up revenue recognized as a part of the decision on our 2016 California General Rate Case decision in the prior year.

Water production expenses for the second quarter of 2017 were $38.5 million compared to $27.7 million for the same period in 2016, an increase of $10.8 million. The increase in water production expenses was attributable to $5.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $4.1 million in higher expenses due to a decrease in the use of available surface water supplies, and $1.2 million in higher customer water usage. Operating expenses, excluding water production costs, increased $3.3 million to $32.8 million from $29.5 million. The increase was primarily due to $1.9 million of higher administrative and general expenses, $846,000 of higher depreciation expenses due to assets placed in service in 2016, and $427,000 in higher property taxes and other non-income taxes.

Other expense and income in the second quarter and first six months of 2017 included a pre-tax gain of $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000. Other expense and income in the second quarter and first six months of 2016 included a pre-tax gain on the sale of 159,151 shares of California Water Service Group stock for $3.2 million.

The effective consolidated income tax rates were 37% and 39% for the quarters ended June 30, 2017 and 2016, and 36% and 39% for the six-month periods ended June 30, 2017 and 2016, respectively. The change was due to inclusion of a noncontrolling interest gain on sale of 444 West Santa Clara Street Limited Partnership property in net income before income taxes with no associated income taxes on the noncontrolling interest.

Year-to-date net income was $22.4 million, compared to $20.2 million in 2016. Diluted earnings per share were $1.08 in the first six months of 2017, compared to $0.98 per diluted share for the same period in 2016.

Year-to-date operating revenue increased by $23.0 million to $171.1 million from $148.1 million in the first six months of 2017. The increase was attributable to $23.6 million in cumulative rate increases, $5.2 million in higher revenue recorded in our WCMA, $1.6 million in higher customer usage, and a $1.5 million change in the net recognition of certain other balancing and memorandum accounts. These increases were partially offset by $8.8 million in true-up revenue recognized as a part of the decision on our 2016 California General Rate Case decision in the prior year. WCMA revenue included $1.4 million related to a redistribution of certain customer accounts between residential and business customers for the year ended December 31, 2016.

Year-to-date water production expenses increased to $64.6 million from $48.3 million in 2016. The $16.3 million increase was attributable to $9.1 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $6.4 million in higher expenses due to a decrease in the use of available surface water supplies, and $802,000 in higher customer water usage. Operating expenses, excluding water production costs, increased $5.5 million to $64.9 million from $59.4 million. The increase was primarily due to $2.8 million in higher administrative and general expenses, $1.8 million of higher depreciation expenses, and $904,000 in higher property taxes and other non-income taxes. The increase in administrative and general expenses was primarily due to an increase in salaries and an increase in regulatory fees due to higher usage.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.2175 per share. The dividend is payable on September 1, 2017 to shareholders of record on August 7, 2017.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
OPERATING REVENUE	$102,073	86,944	$171,118	148,056
OPERATING EXPENSE:
Production Expenses:
Purchased water	22,181	14,485	36,105	24,182
Power	1,704	1,614	2,991	2,851
Groundwater extraction charges	10,932	8,312	18,342	14,760
Other production expenses	3,655	3,272	7,166	6,504
Total production expenses	38,472	27,683	64,604	48,297
Administrative and general	13,412	11,536	26,017	23,241
Maintenance	4,258	4,054	7,919	7,865
Property taxes and other non-income taxes	3,111	2,684	6,806	5,902
Depreciation and amortization	12,033	11,187	24,152	22,370
Total operating expense	71,286	57,144	129,498	107,675
OPERATING INCOME	30,787	29,800	41,620	40,381
OTHER (EXPENSE) INCOME:
Interest expense	(5,756)	(5,469)	(11,813)	(10,904)
Gain on sale of California Water Service Group stock	—	3,197	—	3,197
Gain on sale of real estate investment	6,903	—	6,903	—
Other, net	614	158	1,077	512
Income before income taxes	32,548	27,686	37,787	33,186
Provision for income taxes	11,964	10,911	13,532	13,033
NET INCOME BEFORE NONCONTROLLING INTEREST	20,584	16,775	24,255	20,153
Less net income attributable to the noncontrolling interest	1,896	—	1,896	—
SJW GROUP NET INCOME	18,688	16,775	22,359	20,153
Other comprehensive income, net	56	487	172	1,017
Reclassification adjustment for gain realized on sale of investments, net	—	(1,742)	—	(1,742)
SJW GROUP COMPREHENSIVE INCOME	$18,744	15,520	$22,531	19,428

SJW GROUP EARNINGS PER SHARE:
Basic	$0.91	0.82	$1.09	0.99
Diluted	$0.90	0.82	$1.08	0.98
DIVIDENDS PER SHARE	$0.22	0.20	$0.44	0.41
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,504	20,438	20,495	20,426
Diluted	20,674	20,579	20,665	20,570

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Utility plant:
Land	$18,073	17,923
Depreciable plant and equipment	1,575,892	1,554,016
Construction in progress	110,396	70,453
Intangible assets	25,165	23,989
Total utility plant	1,729,526	1,666,381
Less accumulated depreciation and amortization	535,346	520,018
Net utility plant	1,194,180	1,146,363

Real estate investments	56,226	62,193
Less accumulated depreciation and amortization	10,545	11,734
Net real estate investments	45,681	50,459
CURRENT ASSETS:
Cash and cash equivalents	9,220	6,349
Restricted cash	8	19,001
Accounts receivable and accrued unbilled utility revenue	51,813	53,795
Current regulatory assets, net	7,672	16,064
Other current assets	4,179	4,402
Total current assets	72,892	99,611
OTHER ASSETS:
Investment in California Water Service Group	3,680	3,390
Regulatory assets, net	147,132	135,709
Other	7,621	7,844
	158,433	146,943
	$1,471,186	1,443,376

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2017	December 31, 2016
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	82,622	81,715
Retained earnings	351,771	338,386
Accumulated other comprehensive income	1,696	1,524
Total stockholders’ equity	436,110	421,646
Long-term debt, less current portion	430,926	433,335
Total capitalization	867,036	854,981
CURRENT LIABILITIES:
Line of credit	—	14,200
Accrued groundwater extraction charge, purchased water and purchased power	18,222	10,846
Accounts payable	27,060	18,739
Accrued interest	6,823	6,309
Accrued payroll	4,540	4,696
Non-refundable deposit	3,000	—
Other current liabilities	10,751	8,783
Total current liabilities	70,396	63,573

DEFERRED INCOME TAXES	206,503	205,203
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	241,664	236,391
POSTRETIREMENT BENEFIT PLANS	72,828	70,177
OTHER NONCURRENT LIABILITIES	12,759	13,051
	$1,471,186	1,443,376